Exhibit 99.1

IMMEDIATE RELEASE

NEWS

March 5, 2009	NASDAQ-EVOL

EVOLVING SYSTEMS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

ENGLEWOOD, Colorado – March 5, 2009 – Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, announced today that its Board of Directors has adopted a stockholder rights plan that is designed to strengthen the ability of the Board of Directors to protect Evolving Systems’ stockholders. The plan was not adopted in response to any unsolicited offer or takeover attempt.

“This plan is designed to enhance the Board’s ability to protect stockholders against unsolicited attempts to acquire control of the company that do not offer an adequate price to all stockholders or are otherwise not in the best interests of the company and its stockholders by encouraging potential buyers to negotiate directly with the Board.” said Thad Dupper, president and CEO of Evolving Systems.  “The plan is similar to plans adopted by other publicly-traded companies and is intended to provide the Board with sufficient time to consider any and all alternatives to such an action and is a replacement of the rights plan adopted by the company in 1999 that expired in February of this year.”

Under the Plan, each common stockholder of the Company at the close of business on March 16, 2009 will receive a dividend of one right for each share of the Company’s common stock held of record on that date. Each right will entitle the holder to purchase from the Company, in certain circumstances described below, one one-hundredth of a share of newly-created Series C junior participating preferred stock of the Company for an initial purchase price of $8.00 per share. The rights distribution will not be taxable to stockholders and the distribution of rights under the Plan will not interfere with the Company’s business plans or be dilutive to or affect the Company’s reported per share results.

Initially the rights will be represented by the Company’s common stock certificates and will not be exercisable. The rights will generally become exercisable ten business days after any person has become the beneficial owner of 22.5% or more of the Company’s common stock or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 22.5% or more of the common stock of the Company.

If any person becomes the beneficial owner of 22.5% or more of the Company’s common stock, each right will entitle the holder, other than the acquiring person, to purchase Company common stock having a value of twice the exercise price. In addition, if there is a business combination between the Company and the acquiring person, or in certain other circumstances, each right that is not previously exercised will entitle the holder (other than the acquiring person) to purchase shares of common stock of the acquiring person at one-half of the market price of those shares.

The Company may redeem the rights at a price of $0.001 per right at any time prior to the date on which any person has become the beneficial owner of 22.5% or more of the common stock of the Company. The rights will expire on March 4, 2019, unless earlier exchanged or redeemed.

The Company will file with the Securities and Exchange Commission a Current Report on Form 8-K describing the stockholder rights plan. The Form 8-K will include a copy of the Rights Agreement governing the Plan as an exhibit.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Service Activation, Service Verification, Process Management, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CONTACTS:

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Marketing Communications Manager

Evolving Systems

+44 1225 478060

sarah.hurp@evolving.com